UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 20, 2018

KEARNY FINANCIAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-37399	30-0870244
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

120 Passaic Avenue, Fairfield, New Jersey	07004
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 244-4500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2018, William C. Ledgerwood, Senior Executive Vice President and Chief Operating Officer of Kearny Financial Corp. (the "Company") and Kearny Bank (the "Bank"), notified the Company of his decision to resign and retire as an officer, effective as of December 31, 2018.  Mr. Ledgerwood will no longer hold the position of Senior Executive Vice President and Chief Operating Officer effective July 1, 2018 and he will assist the Company and the Bank with the transition to a new Senior Executive Vice President and Chief Operating Officer.   Mr. Ledgerwood confirmed that his resignation did not result from a disagreement with the Company on any matter relating to its operations, policies or practices, including its controls or financial related matters.

In connection with Mr. Ledgerwood's resignation, the Company promoted Eric B. Heyer, age 56, to the position of Senior Executive Vice President and Chief Operating Officer of the Company, effective July 1, 2018.  Mr. Heyer has served as the Company's Executive Vice President and Chief Financial Officer since April 2014, after previously serving the Company as Senior Vice President and Chief Financial Officer from April 2011 to April 2014.  In connection with Mr. Heyer's promotion to Senior Executive Vice President and Chief Operating Officer, the Compensation Committee of our Board of Directors approved an increase in Mr. Heyer's base salary to $342,000 and the Bank entered into an amended and restated employment agreement with Mr. Heyer that replaced his prior employment agreement.  The terms and conditions of the employment agreement are consistent with the terms and conditions of the employment agreement previously entered into with the prior Senior Executive Vice President and Chief Operating Officer.  The employment agreement has a three-year term, and commencing on the first anniversary of the agreement (which is defined as July 1 of each calendar year) and on each subsequent anniversary thereafter, the agreement may be renewed for an additional year so that the remaining term is three years, provided that the disinterested members of the board of directors of Kearny Bank conduct a performance evaluation of the executive and affirmatively approve the extension.  In the event of the executive's involuntary termination of employment for reasons other than cause, disability or death, the executive is entitled to a severance payment equal to the executive's base salary for the remaining term of the agreement, payable in a lump sum.  In the event the executive voluntarily resigns during the term of the employment agreement for "good reason" (as defined in the agreement), the executive is entitled to a severance payment equal to the executive's annual base salary, payable in a lump sum.  Upon any termination of employment (except following a change in control), the executive will be required to adhere to non-competition and non-solicitation covenants for six months.

On June 20, 2018, the Company promoted Keith Suchodolski, age 38, to Executive Vice President and Chief Financial Officer of the Company, effective July 1, 2018.  Mr. Suchodolski has served as the Company's Senior Vice President Corporate Finance and Chief Accounting Officer since March 2018, after previously serving the Company as Senior Vice President and Controller since June 2014.  Mr. Suchodolski was hired as First Vice President and Controller in January 2013.  In connection with Mr. Suchodolski's promotion to Executive Vice President and Chief Financial Officer, the Compensation Committee of our Board of Directors approved an increase in Mr. Suchodolski's base salary to $268,750 and the Bank entered into an amended and restated change in control agreement with Mr. Suchodolski that replaced his prior change in control agreement.  The change in control agreement was revised to increase the amount of severance that may be paid in the event of a change in control of the Company or the Bank followed within twenty-four (24) months by the executive's involuntary termination of employment for any reason other than cause or the executive's termination for good reason.  The amount of severance payable was increased from one times the executive's annual base salary and bonus to two times annual base salary and bonus.

The press release issued by the Company related to Messrs. Heyer and Suchodolski's promotion is included in this filing as Exhibit 99.1.
A copy of the amended and restated employment agreement and amended and restated change in control agreement will be included as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2018.
Item 9.01    Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits. None.

Exhibit No.       Description

99.1	Press Release dated June 20, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KEARNY FINANCIAL CORP.
DATE: June 20, 2018	By:	/s/ Craig L. Montanaro
Craig L. Montanaro
President and Chief Executive Officer